Exhibit 99.1

Hawthorn Bancshares Announces Reinstatement of Its Common Stock Repurchase Program

Company Release – August 21, 2020

JEFFERSON CITY, Mo., August 21, 2020 -- Hawthorn Bancshares Inc. (NASDAQ: HWBK), announced that its Board of Directors has reinstated its stock repurchase program, effective yesterday, August 20, 2020.

Hawthorn Bancshares, Inc. announced the temporary suspension of its stock buyback program in light of market conditions incurred as a result of the Covid-19 pandemic in its March 31, 2020 10-Q. The reinstatement of the repurchase program has a remaining authorization of $4 million. Management was given discretion to determine the number and pricing of the shares to be purchased, as well as, the timing of any such purchases. The Company intends to purchase its shares through broker dealers selected in compliance with applicable securities laws at prices for the common stock prevailing from time to time in NASDAQ’s National Market.

The repurchased shares will be held in treasury and may be used by the Company for general corporate purposes, including stock-based employee benefit plans and stock dividends. It is expected that the stock repurchases will be funded by cash generated through cash on hand, operations and other sources. At August 20, 2020, the Company had 6,485,648 common shares outstanding.

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City, Missouri with additional locations in the Missouri communities of Lee's Summit, Liberty, St. Louis, Springfield, Independence, Columbia, Clinton, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert, Missouri.

Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's quarterly and annual reports filed with the Securities and Exchange Commission.